Alternative Investment
Strategies

WORLD MONITOR TRUST--
SERIES B

MONTHLY REPORT/
AUGUST 30, 2002

(Logo) Prudential Financial

         WORLD MONITOR TRUST--SERIES B
-------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from July 27, 2002 to August 30, 2002 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of August 30, 2002 was $124.09, an increase of 1.57% from the July 26, 2002 value of $122.17. The calendar year-to-date return for Series B was an increase of 14.29% as of August 30, 2002.

The estimated net asset value per interest as of September 13, 2002 was $126.11. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from July 27, 2002 to
  August 30, 2002
Revenues:
Realized gain on commodity
  transactions.......................   $ 721,363
Change in unrealized commodity
  positions..........................    (484,270)
Interest income......................      23,430
                                        ---------
                                          260,523
                                        ---------
Expenses:
Commissions..........................      77,523
Management fee.......................      19,976
                                        ---------
                                           97,499
                                        ---------
Net gain.............................   $ 163,024
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from July 27, 2002 to
  August 30, 2002
                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (88,287.008 interests)...  $10,786,061   $122.17
Net gain...................      163,024
Redemptions................     (875,610)
                             -----------
Net asset value at end of
  period (81,175.780
  interests)...............  $10,073,475    124.09
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $  1.92
                                           -------
                                           -------
Percentage change.......................      1.57%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               by: Steven Weinreb
                            Chief Financial Officer